   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 1996
                                                     REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                          ESSEX PROPERTY TRUST, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             MARYLAND                                 77-0369576
   (STATE OR OTHER JURISDICTION           (IRS EMPLOYER INDEMNIFICATION NO.)
OF INCORPORATION OR ORGANIZATION)


                             777 CALIFORNIA AVENUE
                          PALO ALTO, CALIFORNIA 94304
                                (415) 494-3700
  (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               KEITH R. GUERICKE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             777 CALIFORNIA AVENUE
                          PALO ALTO, CALIFORNIA 94304
                                (415) 494-3700
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  Copies to:
                           WILLIAM D. SHERMAN, ESQ.
                           STEPHEN J. SCHRADER, ESQ.
                          CHRISTOPHER S. DEWEES, ESQ.
                            MORRISON & FOERSTER LLP
                              755 PAGE MILL ROAD
                          PALO ALTO, CALIFORNIA 94304
                                (415) 813-5600

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  From time to time after the effective date of this Registration Statement.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
=======================================================================================================
                                                     PROPOSED MAXIMUM   PROPOSED MAXIMUM    AMOUNT OF
  TITLE OF EACH CLASS OF SECURITIES    AMOUNT TO BE   OFFERING PRICE       AGGREGATE       REGISTRATION
         TO BE REGISTERED(1)           REGISTERED(2)    PER SHARE     OFFERING PRICE(2)(3)     FEE
-------------------------------------------------------------------------------------------------------
Common Stock(4)......................
Preferred Stock(5)...................
Warrants(6)..........................   $60,000,000         (2)           $60,000,000        $20,690(8)
Depositary Shares representing
 Preferred Stock(7)..................
=======================================================================================================

(1) This Registration Statement also covers contracts which may be issued by the Registrant under which the counterparty may be required to purchase Common Stock, Preferred Stock or Depositary Shares.
(2) In no event will the aggregate maximum offering price of all securities to this Registration Statement exceed $60,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(3) The proposed maximum offering price per unit (a) has been omitted pursuant to Instruction II.D. of Form S-3 and (b) will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.
(4) Subject to footnote 2, there is being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by Essex Property Trust, Inc. (the "Company"). There is also being registered hereunder an indeterminate number of shares of Common Stock that may be issued upon conversion of Preferred Stock or Depositary Shares registered hereunder or upon exercise of Warrants registered hereunder, as the case may be.
(5) Subject to footnote 2, there is being registered hereunder an indeterminate number of shares of Preferred Stock as may be sold, from time to time, by the Company, or may be issued upon exercise of Warrants registered hereunder.
(6) Subject to footnote 2, there is being registered hereunder an indeterminate number of Warrants representing rights to purchase Preferred Stock or Common Stock registered hereunder.
(7) To be represented by Depositary Receipts representing an interest in all or a specified portion of a share of Preferred Stock.
(8) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.

  PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS AND RELATED TO REGISTRATION STATEMENT NO. 333-2054 PREVIOUSLY FILED BY THE COMPANY ON
FORM S-3 AND DECLARED EFFECTIVE ON JUNE 6, 1996. THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED NOVEMBER 14, 1996

PROSPECTUS

                                  $102,442,500

                           ESSEX PROPERTY TRUST, INC.

                         COMMON STOCK, PREFERRED STOCK,
                         DEPOSITARY SHARES AND WARRANTS

  Essex Property Trust, Inc. ("Essex" or the "Company") may from time to time offer in one or more series or classes (i) shares of its common stock, par value $0.0001 per share (the "Common Stock"), (ii) shares or fractional shares of its preferred stock (the "Preferred Stock"), (iii) shares of Preferred Stock represented by Depositary Shares (the "Depositary Shares"), and (iv) warrants to purchase Preferred Stock or Common Stock (the "Warrants"), in amounts, at prices and on terms to be determined at the time of offering, with an aggregate public offering price of up to $102,442,500. The Common Stock, Preferred Stock, Depositary Shares and Warrants (collectively, the "Offered Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement"). To ensure that the Company maintains its qualification as a real estate investment trust ("REIT"), the Charter of the Company (the "Charter") provides that no person, with certain exceptions, may own more than 6.0% of the value of the outstanding shares of the Company's stock.

  The specific terms of the Offered Securities in respect to which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable (i) in the case of Common Stock, the specific title and stated value and any initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share; and (iv) in the case of Warrants, the duration, offering price, exercise price and detachability. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a REIT for federal income tax purposes.

  The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

  The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

  FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE OFFERED SECURITIES, SEE "RISK FACTORS," COMMENCING ON PAGE 4.

THESE SECURITIES HAVE NOT BEEN APPROVED  OR  DISAPPROVED  BY  THE  SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR  ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION  TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
                  MERITS OF THIS OFFERING. ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.

                 THE DATE OF THIS PROSPECTUS IS        , 1996.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, the Common Stock is listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

    a. The Company's Annual Report on Form 10-K for the year ended December 31, 1995 (including relevant portions of the Company's definitive proxy statement for the 1996 annual meeting of stockholders specifically incorporated by reference in Part III of such Form 10-K), Annual Report on Form 10-K/A (Amendment No. 1) filed with the Commission on May 2, 1996 for the year ended December 31, 1995 (including relevant portions of the Company's definite proxy statement for the 1996 annual meeting of stockholders specifically incorporated by reference in Part III of such Form 10-K/A) and Annual Report on Form 10-K/A (Amendment No. 2) filed with the Commission on June 5, 1996 for the year ended December 31, 1995 (including relevant portions of the Company's definitive proxy statement for the 1996 annual meeting of stockholders specifically incorporated by reference in Part III of such Form 10-K/A);

    b. The Company's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1996;

    c. The Company's Quarterly Report on Form 10-Q for the Quarter ended June 30, 1996;

    d. The Company's Quarterly Report on Form 10-Q for the Quarter ended September 30, 1996;

    e. Report on Form 8-K filed with respect to the Company dated March 31, 1996;

    f. Report on Form 8-K filed with respect to the Company dated August 13, 1996;

    g. Report on Form 8-K filed with respect to the Company dated August 30, 1996, as amended by Report on Form 8-K/A filed with respect to the Company dated October 17, 1996;

    h. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 1-13106).

  Each document filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Offered Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request. Requests should be directed to the Investor Service Manager of the Company at 777 California Avenue, Palo Alto, California 94304, telephone number: (415) 494-3700.

                                  THE COMPANY

  The Company is a self-administered and self-managed equity REIT that was formed in 1994 to continue and expand the real estate investment and management operations conducted by Essex Property Corporation since 1971. As of September 30, 1996, the Company's multi-family residential portfolio consisted of 26 properties comprising 5,876 apartment units, twelve of which are located in the San Francisco Bay Area, nine of which are located in the Seattle metropolitan area, three of which are located in Southern California, and two of which are located in the Portland, Oregon, metropolitan area. The Company also owns six retail properties, which are located in the Portland, Oregon, metropolitan area and in Eugene, Oregon, and an office building located in Palo Alto, California that houses the Company's headquarters (collectively, the "Commercial Properties," and together with the Company's 26 multi-family residential properties, the "Properties").

  The Company conducts substantially all of its activities through Essex Portfolio, L.P. (the "Operating Partnership") in which the Company owns an approximate 82.6% general partnership interest. An approximate 17.4% limited partnership interest in the Operating Partnership is owned by senior members of the Company's management and certain outside investors. As the sole general partner of the Operating Partnership, the Company has control over the management of the Operating Partnership and over each of the Properties.

  The Company's Common Stock is listed on the New York Stock Exchange under the Symbol "ESS." The Company is a Maryland corporation. The Company's executive offices are located at 777 California Avenue, Palo Alto, California 94304, and its telephone number is (415) 494-3700.

                                USE OF PROCEEDS

  The Company intends to invest the net proceeds of any sale of Offered Securities in the Operating Partnership. Unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership intends to use such net proceeds for general corporate purposes including, without limitation, the acquisition and development of multi-family residential properties and the repayment of debt. Net proceeds from the sale of the Offered Securities initially may be temporarily invested in short-term securities.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The Company's ratio of earnings to combined fixed charges and preferred stock dividends for the nine months ended September 30, 1996 was approximately 2.07x and the Company's ratio of earnings to fixed charges for the fiscal years ended December 31, 1995, and the period of June 13, 1994 through December 31, 1994, was approximately 1.67x and 1.87x, respectively. Prior to 1996, the Company did not have any outstanding preferred stock. The ratio of earnings to fixed charges of the Company's predecessor for the period of January 1, 1994 through June 12, 1994 and for the fiscal years ended December 31, 1993, December 31, 1992 and December 31, 1991, was approximately 1.06x, 1.03x, 0.83x and 0.76x, respectively. For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) from operations, before gains on sales and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of debt discounts and deferred financing fees, whether expensed or capitalized.

                                 RISK FACTORS

  Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus and the applicable Prospectus Supplement before purchasing Offered Securities.

DEBT FINANCING; RISK OF RISING INTEREST RATES

  The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, that the Company will not be able to refinance existing indebtedness on the encumbered Properties or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. As of September 30, 1996, the Company had outstanding approximately $136.7 million of indebtedness secured by certain of the Properties.

  As of September 30, 1996, the Company had approximately $43.4 million of variable rate mortgage indebtedness, which bears interest at a floating rate tied to either (i) the London InterBank Offered Rates ("LIBOR"), (ii) the rate of short-term tax exempt securities or (iii) the 11th District Cost of Funds. Although, approximately $9.8 million of such variable rate indebtedness is subject to an interest rate protection agreement which may reduce the risks associated with fluctuations in interest rates, an increase in interest rates will have an adverse effect on the Company's net income and results of operations.

RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES

  The Company intends to actively continue to acquire multi-family residential properties. Acquisitions of such properties entail risks that investments will fail to perform in accordance with expectations. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general real estate investment risks associated with any new real estate investment.

  The Company may also pursue multi-family residential property development projects. Such projects generally require various governmental and other approvals, the receipt of which cannot be assured. The Company's development activities will entail certain risks, including the expenditure of funds on and devotion of management's time to projects which may not come to fruition; the risk that construction costs of a project may exceed original estimates, possibly making the project not economical; the risk that occupancy rates and rents at a completed project will be less than anticipated; and the risk that expenses at a completed development will be higher than anticipated. These risks may result in a development project causing a reduction in the funds available for distribution.

DEBT FINANCING; UNCERTAINTY OF ABILITY TO REFINANCE BALLOON PAYMENTS

  The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, that the Company will not be able to refinance existing indebtedness on the encumbered Properties or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. As of September 30, 1996, the Company had outstanding approximately $136.7 million of indebtedness secured by certain of the Properties.

  The Company is not expected to have sufficient cash flows from operations to make all of the balloon payments of principal when due under its mortgage indebtedness and lines of credit, which are an aggregate of approximately $136.7 million. As of September 30, 1996, such mortgage indebtedness and lines of credit had the following scheduled maturity dates: 1996--$0.7 million; 1997--$5.4 million; 1998--$5.7 million; 1999--$5.9 million; 2000--$3.7 million; 2001 and thereafter--$115.3 million. As a result, the Company will be subject to risks that it will not be able to refinance such mortgage indebtedness and the mortgaged properties could be foreclosed upon by or otherwise transferred to the mortgagee with a consequent loss of income and asset value to the Company, or, that the indebtedness, if any, refinanced will have higher interest rates. An inability to make such payments when due could cause the mortgage lender to foreclose on the Properties securing the mortgage, which would have a material adverse effect on the Company.

RISK OF RISING INTEREST RATES

  As of September 30, 1996, the Company had approximately $43.4 million of variable rate mortgage indebtedness, which bears interest at a floating rate tied to either (i) the London InterBank Offered Rates ("LIBOR"), (ii) the rate of short-term tax exempt securities or (iii) the 11th District Cost of Funds. Essex has entered into an interest rate protection agreement which extends through August 2003 (covering approximately $9.8 million) and caps the short-term tax exempt securities rate at an all-in rate of 7.1% for mortgage notes payable. Although approximately $9.8 million of such variable rate indebtedness is subject to the interest rate protection agreement, an increase in interest rates will have an adverse effect on the Company's net income and results of operations.

GEOGRAPHIC CONCENTRATION

  Approximately 49%, 30%, 15%, and 6% of the Company's rental revenues for the three months ended September 30, 1996, were derived from Properties located in the San Francisco Bay, the Seattle metropolitan area, Southern California and the Portland metropolitan area (including Eugene, Oregon), respectively. As a result of this geographic concentration, if a local property market performs poorly, the income from the Properties in that market could decrease and, in turn, the ability of the Company to make expected dividends to stockholders could be adversely affected. The performance of the economy in each of these areas affects occupancy, market rental rates and expenses and, consequently, has an impact on the income from the Properties and their underlying values. The financial results of major local employers may have an impact on the cash flow and value of certain of the properties.

RISKS ASSOCIATED WITH CONVERTIBLE PREFERRED STOCK

  Increase in Dividend Requirements as a Result of Convertible Preferred Stock; Possible Inability to Sustain Dividends. On June 20, 1996, the Company entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") to sell up to $40.0 million of the Company's 8.75% Convertible Preferred Stock, Series 1996A

(the "Convertible Preferred Stock") at $25.00 per share to Tiger/Westbrook Real Estate Fund, L.P., and Tiger/Westbrook Real Estate Co-Investment Partnership, L.P. (collectively, "Tiger/Westbrook"). Pursuant to the Stock Purchase Agreement, Tiger/Westbrook has purchased 800,000 shares of Convertible Preferred Stock for an aggregate purchase price of $20.0 million. Tiger/Westbrook is obligated to purchase up to an additional $20.0 million of Convertible Preferred Stock as requested by the Company on or prior to June 20, 1997. For a summary of the terms and conditions of the Convertible Preferred Stock see "Description of Preferred Stock--Convertible Preferred Stock."

  The cash dividends payable on the Convertible Preferred Stock will substantially increase the cash required to continue to pay cash dividends on the Common Stock at current levels. The terms and conditions of the Convertible Preferred Stock provide that dividends may be paid on shares of Common Stock in any fiscal quarter only if full, cumulative cash dividends have been paid on all shares of Convertible Preferred Stock in the annual amount equal to the greater of (i) $2.1875 per share (8.75% of the $25.00 per share price), or (ii) the dividends (subject to adjustment) paid with respect to the Common Stock plus, in both cases, any accumulated but unpaid dividends on the Convertible Preferred Stock. See "Description of Preferred Stock-- Convertible Preferred Stock--Dividends."

  Under certain circumstances, if, after June 20, 2001, the Company requires a mandatory conversion of all of the Convertible Preferred Stock, but under no other circumstances, each of the holders of the Convertible Preferred Stock may cause the Company to redeem any or all of such holder's shares of Convertible Preferred Stock. Such a redemption would decrease the amount of cash available to pay cash dividends on the Common Stock. At such time as there ceases to be in excess of 40,000 shares of Convertible Preferred Stock outstanding, the Company may at its option purchase all of the outstanding shares of Convertible Preferred Stock from the holders thereof. See "Description of Preferred Stock--Convertible Preferred Stock--Redemption at Holder's Option After Notice of Mandatory Conversion." If the Company is unable to pay dividends on the Common Stock, the Company's status as a REIT may be jeopardized. See "Federal Income Tax Considerations--Requirements for Qualification--Annual Distribution Requirements."

  Any Common Stock or other Offered Securities that may in the future be issued pursuant to this Prospectus, upon exercise of stock options or otherwise, will further substantially increase the costs required to continue to pay cash dividends at current levels. The Company's ability to pay dividends will depend in large part on the performance of its Properties and other properties that it may acquire in the future.

  The Company's ability to pay dividends on its stock is further limited by the Maryland General Corporation Law ("MGCL"). Under the MGCL, the Company may not make a distribution on its stock if, after giving effect to such distribution, either (i) the Company would not be able to pay its indebtedness as such indebtedness becomes due in the usual course of business or (ii) the Company's total assets would be less than its total liabilities (which, in accordance with the Articles Supplementary (as hereinafter defined), will not include amounts required to satisfy the preferential rights of the Convertible Preferred Stock upon dissolution of the Company). See "Description of Preferred Stock--Convertible Preferred Stock--Liquidation Preference." If the Company is unable to pay dividends on its stock, the Company's status as a REIT may be jeopardized. See "Federal Income Tax Considerations--Requirements for Qualification--Annual Distribution Requirements."

  Risk of Adverse Effect on Market Price Due to Registration Rights and Preemptive Rights Associated with Convertible Preferred Stock. Holders of the Convertible Preferred Stock have certain registration rights with respect to the Convertible Preferred Stock or shares of Common Stock issuable upon conversion of the Convertible Preferred Stock for sale to the public. See "Description of Preferred Stock--Convertible Preferred Stock--Registration Rights." Registration rights are also held by the senior members of the Company's management and certain outside investors (collectively, the "Founders") who own an approximate 17.4% limited partnership interest in the Operating Partnership, and have certain "demand" and "piggyback" registration rights with respect to shares of Common Stock issuable in connection with the exchange of their limited partnership interests in the Operating Partnership. The aggregate 17.4% limited partnership interest held by the Founders is exchangeable for an aggregate of 1,855,000 shares of Common Stock. The registration rights of the holders of the Convertible Preferred Stock and the Founders could have a material adverse effect on the market price for the Offered Securities. In addition, the Stock Purchase Agreement provides Tiger/Westbrook with preemptive rights to purchase a pro rata share of the Company's equity offerings. The preemptive rights could have a material adverse effect on the market price for the Offered Securities. See "Description of Preferred Stock-- Convertible Preferred Stock--Right of Tiger/Westbrook to Participate in Offerings."


  Risk of Substantial Dilution to the Holders of Common Stock. At any time after June 20, 1997, subject to certain quantity limitations, the shares of Convertible Preferred Stock will be convertible, at the option of the holders, into such number of shares of Common Stock as is determined by dividing $25.00 (plus accrued and unpaid dividends) by the conversion price then in effect. The current conversion price is $21.875 per share and, therefore, each share of Convertible Preferred Stock is currently convertible into approximately
1.14 shares of Common Stock. In order to provide certain antidilution protection to the holders of the Convertible Preferred Stock, the conversion price is subject to reduction in certain circumstances, including in the event that the Company issues Common Stock at a price below the conversion price. Such reduction in the conversion price could increase the dilution to holders of Common Stock that would arise if and when the Convertible Preferred Stock is converted into Common Stock. Holders of Common Stock could experience substantial dilution in their proportionate ownership, voting power and earnings per share in the event that the Company issues a substantial number of additional shares of Common Stock and/or Preferred Stock, either upon conversion of the Convertible Preferred Stock, in connection with future acquisitions or otherwise, which issuances could adversely affect the market price of the Offered Securities. See "Description of Preferred Stock-- Convertible Preferred Stock--Conversion Rights."

  Concentration of Voting Power and Consent Requirements of the Holders of the Convertible Preferred Stock. The holders of the Convertible Preferred Stock have significant direct and indirect influence over the Company's affairs. The approval of holders of two-thirds of the outstanding shares of Convertible Preferred Stock, voting as a separate class, is required to, among other things, make certain revisions to the corporate structure of the Company, including such revisions that would affect the rights, priority and preferences of the Convertible Preferred Stock, and for the Company or the Operating Partnership to merge or consolidate with another entity or for the Company to sell all or substantially all of its assets. In addition, the approval of holders of a majority of the outstanding shares of Convertible Preferred Stock, voting as a separate class, is required for the Company to, among other things, make substantial sales of its assets, change the geographic concentration of its portfolio of Properties, or undergo a change in control affecting the Company or the Operating Partnership. See "Description of Preferred Stock--Convertible Preferred Stock--Voting Rights."

  In addition, the holders of the Convertible Preferred Stock as a class currently have the right to elect one director to the Company's Board of Directors. Under certain circumstances, the holders of the Convertible Preferred Stock will be entitled to elect up to four additional directors. Such circumstances include the Company's failure to pay quarterly dividends on the Convertible Preferred Stock for four quarters and the Company's breach of certain provisions of the Charter and the Company's bylaws (the "Bylaws") affecting the holders of the Convertible Preferred Stock. See "Description of Preferred Stock--Convertible Preferred Stock--Voting Rights." Moreover, the Company may not authorize or create any class or series of stock that ranks equal or senior to the Convertible Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of two-thirds of the outstanding shares of Convertible Preferred Stock, voting separately as a single class. There can be no assurance that the interests of Tiger/Westbrook, and indirectly the director or directors elected by the holders of the Convertible Preferred Stock, would not differ from or conflict with the interests of the holders of Common Stock or other Offered Securities.

  In addition, upon conversion of the Convertible Preferred Stock into shares of Common Stock, the holders of the Convertible Preferred Stock would have considerable influence with respect to the election of directors and the approval or disapproval of significant corporate actions, since they would hold approximately 14.6% of all outstanding shares of Common Stock (assuming exchange of all partnership interests in the Operating

Partnership into shares of Common Stock), assuming that such conversion took place on the date of this Prospectus and all of the authorized shares of Convertible Preferred Stock were issued.

  As of the date of this Prospectus, Tiger/Westbrook was the sole holder of all outstanding shares of the Convertible Preferred Stock. In view of the substantial influence of the holders of the Convertible Preferred Stock over the Company's affairs, it should be noted that Tiger/Westbrook's interests do not necessarily coincide with those of the holders of the Common Stock and therefore its actions with respect to the Company will not necessarily be in the best interests of the holders of Common Stock or other Offered Securities.

  In addition, as of September 30, 1996, Mr. Marcus' beneficial ownership of 1,746,563 shares of Common Stock (including shares issuable upon exchange of partnership interests in the Operating Partnership) represented approximately 16.4% of the outstanding shares of Common Stock (including shares issuable upon exchange of partnership interests in the Operating Partnership). While, as of the date of this Prospectus, Mr. Marcus does not have majority control of the Company, he currently has, and likely will continue to have, significant influence with respect to the election of directors and approval or disapproval of significant corporate actions.

  Exemption from the Maryland Business Combination Law. Under the MGCL, certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation and any Interested Stockholder or an affiliate thereof are prohibited for five years after the date on which the Interested Stockholder becomes an Interested Stockholder unless approved by super-majority votes of the stockholders. Under the MGCL, an Interested Stockholder includes any individual or entity which is the beneficial owner of 10% or more of a corporation's outstanding stock which is entitled to vote generally in the election of directors. However, as permitted by the statute, the Board of Directors irrevocably has elected to exempt any business combination by the Company with Tiger/Westbrook and its affiliates from the "business combination" provision of the MGCL. Consequently, the five-year prohibition and the super-majority vote requirements described above will not apply to any business combination between Tiger/Westbrook (or affiliates thereof) and the Company. As a result, the Company may in the future enter into business combinations with Tiger/Westbrook (or affiliates thereof), without compliance by the Company with the super-majority vote requirements and other provisions of the statute.

  Anti-Takeover Effect of the Charter, the Bylaws, the Convertible Preferred Stock and Certain Provisions of Maryland Law. The Company's Charter authorizes the Board of Directors to cause the Company to issue additional shares of Common Stock or preferred stock and to set the preferences, rights and other terms of such preferred stock without the approval of the holders of the Common Stock, provided that the Company must obtain the consent of the holders of two-thirds of the outstanding shares of Convertible Preferred Stock in order to authorize or create any class or series of stock that ranks equal or senior to the Convertible Preferred Stock. See "Description of Preferred Stock--Convertible Preferred Stock--Voting Rights." Although the Board of Directors has no intention to issue any shares of Convertible Preferred Stock or other preferred stock at the present time, other than pursuant to the Stock Purchase Agreement, subject to the consent of the requisite holders of Convertible Preferred Stock, it may establish one or more series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Company's stock or otherwise be in the best interests of the holders of Offered Securities, or that could have dividend, voting or other rights that could adversely affect the interest of holders of Offered Securities.

  The Charter of the Company also contains other provisions that may delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the stock or otherwise be in the best interest of the stockholders or that could otherwise adversely affect the interests of the stockholders, and the Bylaws may be amended by the Board of Directors (subject to the consent of the holders of the Convertible Preferred Stock in certain circumstances) to include provisions that would have a similar effect, although the Board presently has no such intention. The Charter provides that the Company must seek the consent of the holders of the Convertible Preferred Stock holding two-thirds of the outstanding shares of Convertible Preferred Stock before it or the Operating Partnership may merge or consolidate with any other entity or sell all or substantially all of its assets. Also, the terms of the Convertible Preferred Stock require that the Company must obtain the consent of the holders of the Convertible Preferred Stock holding more than 50% of the outstanding shares of Convertible Preferred Stock before it may undergo a change in control. Additionally, the Charter contains ownership provisions limiting the transferability and ownership of shares of the capital stock of the Company, which may have the effect of delaying, deferring or preventing a transaction or a change in control of the Company. For example, subject to receiving an exemption from the Board of Directors (see "Description of Common Stock--Restrictions on Transfer") these ownership provisions preclude any potential acquiror from purchasing more than 6% percent in value of the Company's stock (other than qualified pension trusts which can acquire 9.9%), thereby discouraging any tender offer which may be attractive to the holders of the Common Stock and limiting the opportunity for stockholders to receive a premium for their Common Stock that might otherwise exist if an investor were attempting to assemble a block of shares in excess of 6% of the Company's stock, or to otherwise effect a change in control of the Company. See "Description of Common Stock--Restrictions on Transfer."

  In addition, the MGCL restricts the voting rights of shares deemed to be "control shares." Under the MGCL, "control shares" are those which, when aggregated with any other shares held by the acquiror, entitle the acquiror to exercise voting power within specified ranges. Although the Bylaws provide that the control share provisions of the MGCL shall not apply to any acquisition by any person of shares of stock of the Company, the provisions of the Bylaws may be amended or eliminated by the Board of Directors at any time in the future, provided that it obtains any required consent from the holders of the Convertible Preferred Stock. Moreover, any such amendment or elimination of such provision of the Bylaws may result in the application of the control share provisions of the MGCL not only to control shares which may be acquired in the future, but also to control shares previously acquired. If the provisions of the Bylaws are amended or eliminated, the control share provisions of the MGCL could delay, defer or prevent a transaction or change in control of the Company that might involve a premium price for the Company's stock or otherwise be in the best interests of the stockholders or that could otherwise adversely affect the interests of the stockholders.

BOND COMPLIANCE REQUIREMENTS.

  As of September 30, 1996 the Company had approximately $23.4 million of tax-exempt financing relating to its Inglenook Court Apartments, Wandering Creek Apartments and Treetops Apartments. The tax-exempt financing subjects these Properties to certain deed restrictions and restrictive covenants. In addition, the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder impose various restrictions, conditions and requirements relating to the exclusion from gross income for federal income tax purposes of interest on qualified bond obligations, including requirements that at least 20% of apartment units be made available to residents with gross incomes that do not exceed 50% of the median income for the applicable family size as determined by the Housing and Urban Development Department of the federal government. In addition to federal requirements, certain state and local authorities may impose additional rental restrictions. The bond compliance requirements and the requirements of any future tax-exempt bond financing utilized by the Company may have the effect of limiting the Company's income from the tax-exempt financed properties if the Company is required to lower its rental rates to attract residents who satisfy the median income test. If the required number of apartment homes are not reserved for residents satisfying these income requirements, the tax-exempt status of the bonds may be terminated, the obligations of the Company under the bond documents may be accelerated and other contractual remedies against the Company may be available.

GENERAL REAL ESTATE INVESTMENT RISKS

  Real property investments are subject to a variety of risks. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. If the Properties do not generate sufficient income to meet operating expenses, including debt service and capital expenditures, the Company's cash flow and ability to make distributions to its stockholders will be adversely affected. The performance of the economy in each of the areas in which the Properties are located affects occupancy, market rental rates and expenses and, consequently, has an impact on the income from the Properties and their underlying values. The financial results of major local employers may have an impact on the cash flow and value of certain of the Properties.

  Income from the Properties may be further adversely affected by, among other things, the general economic climate, local economic conditions in which the Properties are located, such as oversupply of space or a reduction in demand for rental space, the attractiveness of the Properties to tenants, competition from other available space, the ability of the Company to provide for adequate maintenance and insurance and increased operating expenses. There is also the risk that as leases on the Properties expire, tenants will enter into new leases on terms that are less favorable to the Company. Income and real estate values may also be adversely affected by such factors as applicable laws (e.g., the Americans With Disabilities Act of 1990 and tax laws), interest rate levels and the availability and terms of financing. In addition, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. The Code also limits the Company's ability to sell properties held for less than four years, which may effect the Company's ability to sell properties without adverse tax effects on holders of Offered Securities.

RISKS INVOLVED IN INVESTMENTS IN MORTGAGES

  The Company may invest in mortgages, in part as a strategy for ultimately acquiring the underlying property. In general, investments in mortgages include the risk that the value of mortgaged property may be less than the amounts owed, the risk that interest rates payable on the mortgages may be lower than the Company's cost of funds, and, in the case of junior mortgages, the risk that foreclosure of a senior mortgage would eliminate the junior mortgage. If any of the above were to occur, cash flows from operations and the Company's ability to make expected dividends to stockholders could be adversely affected.

POSSIBLE ENVIRONMENTAL LIABILITIES

  Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's or operator's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs or removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injuries associated with asbestos-containing materials. In connection with the ownership (direct or indirect), operation, financing, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may be potentially liable for removal or remediation costs, as well as certain other costs, including governmental fines and costs related to injuries to persons and property.

GENERAL UNINSURED LOSSES

  The Company carries comprehensive liability, fire, flood, extended coverage and rental loss insurance for each of the Properties, with policy specifications, limits and deductibles customarily carried for similar properties. There are, however, certain types of extraordinary losses which are either uninsurable or not economically insurable. Further, certain of the Properties are located in areas that are subject to earthquake activity. Although the Company has obtained certain limited earthquake insurance policies, should a Property sustain damage as a result of an earthquake, the Company may sustain losses due to insurance deductibles, co-payments on insured losses or uninsured losses.

CHANGES IN REAL ESTATE TAX AND OTHER LAWS

  Costs resulting from changes in real estate tax laws generally are not directly passed through to residential property tenants and increases in income, service or other taxes, generally are also not passed through to tenants under leases and may adversely affect the Company's funds from operations and its ability to make distributions to stockholders. Similarly, compliance with changes in (i) laws increasing the potential liability for environmental conditions existing on properties or the restrictions on discharges or other conditions or (ii) rent control or rent stabilization laws or other laws regulating housing may result in significant unanticipated expenditures, which would adversely affect the Company's Funds from Operations and its ability to make distributions to stockholders.

CHANGES IN FINANCING POLICY

  The Company has adopted a policy of maintaining a debt-to-total-market-capitalization ratio of less than 50%. The Company calculates debt-to-total-market capitalization based on the ratio of the total property indebtedness to the sum of (i) the aggregate market value of the outstanding shares of Common Stock (based on the greater of current market price or the gross proceeds per share from public offerings of its shares plus any undistributed net cash flow), assuming the conversion of all limited partnership interests in the Operating Partnership into shares of Common Stock and the conversion of all shares of Convertible Preferred Stock into shares of Common Stock and (ii) the total property indebtedness. Based on this calculation, the Company's debt-to-total-market-capitalization ratio was approximately 32% as of September 30, 1996.

  The organizational documents of the Company and the Operating Partnership do not limit the amount or percentage of indebtedness that they may incur. The Company may from time to time modify its debt policy in light of then current economic conditions, relative costs of debt and equity securities, fluctuations in the fair market price of the Common Stock, growth and acquisition opportunities and other factors. Accordingly, the Company may increase its debt-to-total-market-capitalization ratio beyond the limits described above. If the Board of Directors determines that additional funding is required, the Company or the Operating Partnership may raise such funds through additional equity offerings, debt financing or retention of cash flow (subject to provisions in the Code concerning taxability of undistributed real estate investment trust income), or a combination of these methods.

CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

  The Company has operated so as to qualify as a REIT under the Code, commencing with its taxable year ended December 31, 1994. Although the Company believes that it has operated in a manner which satisfies the REIT qualification requirements, no assurance can be given that the Company will continue to do so. A REIT generally is not taxed on income so long as it distributes to its stockholders at least 95% of its taxable income currently. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual or quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and involves the determination of various factual matters and circumstances not entirely within the Company's control. See "Federal Income Tax Considerations."

  If the Company fails to qualify as a REIT in any taxable year, the Company would generally be subject to Federal income tax (including any applicable alternative minimum tax) at corporate rates on its taxable income for such year. Moreover, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of the Company available for investment or distribution to stockholders because of the additional tax liability of the Company for the years involved. In addition, distributions would no longer be required to be made. See "Federal Income Tax Considerations."

  The Operating Partnership has received an opinion from Morrison & Foerster LLP, counsel to the Company, stating that the Operating Partnership is classified and treated as a partnership for Federal income tax purposes. Such legal opinion is not binding on the Internal Revenue Service ("IRS"). If the IRS were to challenge successfully the Operating Partnership's status as a partnership for Federal income tax purposes, the Company would cease to qualify as a REIT and the Company and the Operating Partnership would be subject to Federal income tax (including any alternative minimum tax) on their net income at corporate rates. See "Federal Income Tax Considerations--Tax Aspects of the Company's Investment in the Operating Partnership."

                          DESCRIPTION OF COMMON STOCK

STOCK--GENERAL

  As of September 30, 1996, the total number of shares of all classes of capital stock that the Company had authority to issue was 1,000,000,000 shares, consisting of 668,400,000 shares of Common Stock, par value $0.0001 per share, 1,600,000 shares of Convertible Preferred Stock, par value $0.0001 per share, and 330,000,000 shares of excess stock (the "Excess Stock").

  As of September 30, 1996, there were 8,805,500 shares of Common Stock issued and outstanding. Up to 425,400 shares of Common Stock have been reserved for issuance under the Essex Property Trust, Inc. 1994 Employee Stock Incentive Plan, up to 70,000 shares of Common Stock have been reserved for issuance under the Essex Property Trust, Inc. 1994 Non-Employee and Director Stock Incentive Plan and up to 406,500 shares of Common have been reserved for issuance under the Essex Property Trust, Inc. 1994 Employee Stock Purchase Plan. In addition, 220,000 shares of Common Stock have been reserved for issuance upon the exercise of an option granted to The Marcus & Millichap Company (the "M&M Stock Option") and an aggregate of 1,855,000 shares of Common Stock may be issued upon the conversion of limited partnership interests in the Operating Partnership.

  As of September 30, 1996, there were 800,000 shares of Convertible Preferred Stock issued and outstanding.

COMMON STOCK

  The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Stock will be issuable upon conversion of Preferred Stock or Depositary Shares or upon the exercise of Warrants issued by the Company. This description is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Charter and the Company's Bylaws (the "Bylaws"). The Common Stock is listed on the New York Stock Exchange under the symbol "ESS." Boston EquiServe is the Company's transfer agent.

  The holders of the outstanding Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors. The Charter provides that shares of Common Stock do not have cumulative voting rights.

  The shares of Common Stock offered hereby will, when issued, be fully paid and nonassessable and will not be subject to preemptive or similar rights. Subject to the preferential rights of any outstanding series of capital stock, the holders of Common Stock are entitled to such distributions as may be declared from time to time by the Board of Directors from funds available for distribution to such holders. The Company currently pays regular quarterly dividends to holders of Common Stock.

  In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the assets remaining after satisfaction of all liabilities and payment of liquidation preferences and accrued dividends, if any, on any series of capital stock that has a liquidation preference. The rights of holders of Common Stock are subject to the rights and preferences established by the Board of Directors for any capital stock that may subsequently be issued by the Company.

  Subject to limitations prescribed by Maryland law and the Charter, the Board of Directors is authorized to reclassify any unissued portion of the authorized shares of capital stock to provide for the issuance of shares in other classes or series, including other classes or series of Common Stock, to establish the number of shares in each class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such class or series. The rights, preferences, privileges and restrictions of such class or series will be fixed by the articles supplementary relating to such class or series. A Prospectus Supplement will specify the terms of such class or series.

RESTRICTIONS ON TRANSFER

  For the Company to qualify as a REIT under the Code, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. Shares of Common Stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year and certain percentages of the Company's gross income must be from particular activities (see "Federal Income Tax Considerations--Requirements for Qualification--Gross Income Tests").

  Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the Charter, subject to certain exceptions, provides that no holder, other than George M. Marcus, may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 6.0% (the "Ownership Limit") of the value of the issued and outstanding shares of stock of the Company (the "Equity Stock"). A qualified trust (as defined in the Charter) generally may own up to 9.9% of the value of the outstanding shares of Equity Stock. If George M. Marcus converts his limited partnership interests in the Operating Partnership into shares of Common Stock, he may exceed the Ownership Limit. The Ownership Limit provision provides that George
M. Marcus may acquire additional shares (up to 25% of the value of the outstanding shares of Equity Stock) pursuant to conversion rights or from other sources so long as the acquisition does not result in the five largest beneficial owners of Equity Stock holding more than 50% of the value of the outstanding shares of Equity Stock. The Board of Directors may exempt holders of Equity Stock from the Ownership Limit if evidence satisfactory to the Board of Directors is presented that such ownership will not jeopardize the Company's status as a REIT. As a condition to such exemption, the Board of Directors must receive an opinion of counsel and representations and agreements from the applicant with respect to preserving the REIT status of the Company, provided, however, the Board of Directors may not grant an exemption from the Ownership Limit whereby the applicant would own above 25% of the value of the outstanding shares of Equity Stock unless, in addition to the foregoing, the Board of Directors receives a ruling from the IRS to the effect that such an exemption will not jeopardize the Company's status as a REIT. The Board of Directors may also increase the Ownership Limit (to a maximum of 9.9%) and, in connection therewith, require opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to preserve the REIT status of the Company. The Ownership Limit will not apply if the Board of Directors and the stockholders of the Company determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. Any transfer of shares of stock that would (i) create a direct ownership of shares of Equity Stock in excess of the Ownership Limit, (ii) result in the shares of stock being owned by fewer than 100 persons, or (iii) result in the Company's being "closely held" under Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares.

  The Charter also provides that shares involved in a transfer or change in capital structure that results in a person (other than George M. Marcus) owning in excess of the Ownership Limit (unless an exemption is provided by the Board of Directors) or would cause the Company to become "closely held" within the meaning of Section 856(h) of the Code will automatically be exchanged for shares of Excess Stock. All Excess Stock will be automatically transferred, without action by the stockholder, to a person who is unaffiliated with the Company, or the purported holder, as trustee (the "Trustee") for the exclusive benefit of one or more organizations described in Code Sections 170(b), 170(c) or 501(c)(3) as charitable beneficiary (the "Charitable Beneficiary") and designated by resolution of the Board of Directors. Such shares of Excess Stock held in trust are considered issued and outstanding shares of stock of the Company. In general, the Trustee of such shares is deemed to own the shares of Excess Stock held in trust for the exclusive benefit of the Charitable Beneficiary on the day prior to the date of the purported transfer or change in capital structure which resulted in the automatic transfer.

  The Ownership Limit provision will not be automatically removed even if the real estate investment trust provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Limit would require an amendment to the Charter. Such amendments to the Charter require the affirmative vote of holders owning a majority of the outstanding shares of Common Stock. In addition to preserving the Company's status as a real estate investment trust, the Ownership Limit may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Directors.

  All certificates representing shares of Equity Stock will bear a legend referring to the restrictions described above.

  All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of the value of the outstanding shares of Equity Stock (or 1% if there are fewer than 2,000 stockholders) must file written notice with the Company containing the information specified in the Charter by January 31 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares of stock as the Board of Directors deems necessary to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limit.

  The articles supplementary, if applicable, for the Offered Securities may also contain provisions that further restrict the ownership and transfer of the Offered Securities. The applicable Prospectus Supplement will specify any additional ownership limitation relating to the Offered Securities.

                        DESCRIPTION OF PREFERRED STOCK

GENERAL

  Subject to limitations prescribed by Maryland law and the Company's Charter, the Board of Directors is authorized to issue, from the authorized but unissued shares of capital stock of the Company, Preferred Stock in such classes or series as the Board of Directors may determine and to establish from time to time the number of shares of Preferred Stock to be included in any such class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of any such class or series, and such other subjects or matters as may be fixed by resolution of the Board of Directors. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

  Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular class or series of Preferred Stock will be described in the Prospectus Supplement relating to that class or series, including a Prospectus Supplement providing that Preferred Stock may be issuable upon the exercise of Warrants issued by the Company. The description of Preferred Stock set forth below and the description of the terms of a particular class or series of Preferred Stock set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series. The preferences and other terms of the Preferred Stock of each class or series will be fixed by the articles supplementary relating to such class or series. A Prospectus Supplement, relating to each class or series, will specify the terms of the Preferred Stock as follows:

    (1) The title and stated value of such Preferred Stock;

    (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

    (3) The dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

    (4) Whether such Preferred Stock is cumulative or not and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

    (5) The provision for a sinking fund, if any, for such Preferred Stock;

    (6) The provision for redemption, if applicable, of such Preferred Stock;

    (7) Any listing of such Preferred Stock on any securities exchange;

    (8) The terms and conditions, if applicable, upon which such Preferred Stock will be converted into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

    (9) A discussion of any material federal income tax considerations applicable to such Preferred Stock;

    (10) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT;

    (11) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

    (12) Any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such class or series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

    (13) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock; and

    (14) Any voting rights of such Preferred Stock.

RANK

  Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock and Excess Stock of the Company, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividends rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company.

CONVERSION RIGHTS

  The terms and conditions, if any, upon which any shares of any class or series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such class or series of Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such class or series of Preferred Stock.

RESTRICTIONS ON TRANSFER

  For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year, the stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year and certain percentages of the Company's gross income must be from particular activities (see "Federal Income Tax Considerations--Requirements for Qualification--Gross Income Tests"). To enable the Company to continue to qualify as a REIT, the Charter restricts the acquisition of shares of common stock and preferred stock. The Charter provides that, subject to certain exceptions specified in the Charter, no stockholder, other than George M. Marcus, may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 6.0% of the value of the outstanding Equity Stock. See "Description of Common Stock-- Restrictions on Transfer." The applicable Prospectus Supplement will also specify any additional ownership limitations relating to a series of Preferred Stock.

CONVERTIBLE PREFERRED STOCK

  Pursuant to the Stock Purchase Agreement, Tiger/Westbrook has purchased 800,000 shares of Convertible Preferred Stock for an aggregate purchase price of $20.0 million, Tiger/Westbrook is obligated to purchase up to an additional $20.0 million of Convertible Preferred Stock as requested by the Company on or prior to June 20, 1997. On July 1, 1996, the Company filed Articles Supplementary (the "Articles Supplementary") setting forth the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of the Convertible Preferred Stock. The following summarizes certain rights of the holders of the Convertible Preferred Stock, generally, and Tiger/Westbrook, its affiliates and its transferees, specifically. These rights arise under the Stock Purchase Agreement and a Registration Rights Agreement as well as the Articles Supplementary.

 Ranking

  The Convertible Preferred Stock ranks senior to the Common Stock with respect to the payment of dividends and amounts upon liquidation, dissolution or winding up of the Company. The Company may not authorize, create or increase the authorized amount of any class or series of equity securities that ranks equal with or senior to the Convertible Preferred Stock with respect to the payments of dividends or amounts upon liquidation, dissolution or winding up, without the consent of holders of two-thirds of the outstanding shares of Convertible Preferred Stock, voting together as a class.

 Dividends

  Holders of shares of Convertible Preferred Stock are entitled to receive annual cumulative cash dividends, payable quarterly, in an amount equal to the greater of (i) $2.1875 per share (8.75% of the $25.00 per share price) or (ii) the dividend (subject to adjustment) paid with respect to the Common Stock plus, in both cases, any accumulated but unpaid dividends on the Convertible Preferred Stock.

  Unless and until all accrued dividends on the Convertible Preferred Stock through the last preceding Dividend Payment Date have been paid, the Company may not (i) declare or pay any dividend, make any distribution (other than a distribution payable solely in shares of Common Stock), or set aside any funds or assets for payment or distribution with regard to any Common Stock (or any other stock junior to the Convertible Preferred Stock, together with Common Stock ("Junior Shares")), (ii) redeem or purchase (directly or through subsidiaries), or set aside any funds or other assets for the redemption or purchase of, any Junior Shares or (iii) authorize, take or cause to be taken any action as general partner of the Operating Partnership that will result in
(A) the declaration or payment by the Operating Partnership of any distribution to its partners (other than distributions payable to the Company as general partner that will be used by the Company to fund the payment of dividends on the Convertible Preferred Stock (such distributions to the Company being referred to as "Authorized GP Distributions")), or set aside any funds or assets for payment of any distributions (other than Authorized GP Distributions) or (B) the redemption or purchase (directly or through subsidiaries), or the setting aside of any funds or other assets for the redemption or purchase of, any partnership interests in the Operating Partnership.

  In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares or otherwise, is permitted under the MGCL, amounts that would be needed if the Company were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of holders of the Company's Convertible Preferred Stock whose preferential rights upon dissolution are superior to those receiving the distribution are not to be included in the Company's total liabilities.

 Liquidation Preference

  Upon the liquidation, dissolution or winding-up of the Company the holders of the Convertible Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to its stockholders, before any distribution is made to holders of the Common Stock, an amount per share (the "Liquidation Preference") equal to 105% of the sum of (i) $25.00 (the "Stated Value") plus (ii) all accrued dividends with respect to the Convertible Preferred Stock to the date of final distribution (whether or not declared). After payment of the full amount of the Liquidation Preference, the holders of Convertible Preferred Stock will not be entitled to any further distribution of assets of the Company.

  Until the holders of the Convertible Preferred Stock have been paid the Liquidation Preference in full, no payment will be made to any holder of Common Stock upon the liquidation, dissolution or winding up of the Company. If, upon such liquidation, dissolution or winding up, the assets of the Company, or the proceeds thereof, distributable among the holders of the shares of the Convertible Preferred Stock are insufficient to pay in full the Liquidation Preference, then such assets, or the proceeds thereof, will be distributed pro rata to the holders of shares of the Convertible Preferred Stock in accordance with their respective holdings thereof.

  Neither a consolidation or merger of the Company with another corporation, nor a sale or transfer of all or any part of the Company's assets for cash or securities, will be considered a liquidation, dissolution or winding-up of the Company.

 Voting Rights

  Except as indicated below with respect to the election of directors of the Company, certain amendments to the Charter and certain other specified matters, the holders of shares of Convertible Preferred Stock have no voting rights. On those matters for which the holders of the Convertible Preferred Stock have the right to vote, each share of the Convertible Preferred Stock is entitled to one vote.

 Election of Directors

  The holders of the Convertible Preferred Stock as a class ordinarily have the right to elect one director. Under the current Charter, the holders of the Convertible Preferred Stock, voting as a separate class, have the right, to elect up to four additional directors, as follows: (i) if the Company breaches any of the protective provisions discussed in "--Senior Securities; Amendments; Other Matters" (a "Charter Breach"), the holders of the Convertible Preferred Stock will be entitled to elect an aggregate of four directors; and (ii) in the event of a Dividend Default (as hereinafter defined) or in the event of both a Dividend Default and a Charter Breach, the holders of the Preferred Stock will be entitled to elect an aggregate of five directors. All such additional directors will be elected as soon as practicable after any such default. A "Dividend Default" shall occur if, at any time, dividends are not paid in full with respect to all shares of Convertible Preferred Stock on any four Dividend Payment Dates such that dividends due on such four dates have not been fully paid and are outstanding in whole or in part at the same time.

  In the event of a Dividend Default and/or a Charter Breach, the number of Directors elected by the holders of the Convertible Preferred Stock at each subsequent annual meeting of stockholders shall be increased as provided in the previous paragraph, e.g., if a Charter Breach has occurred, the holders of Convertible Preferred Stock shall elect four Directors at subsequent annual meetings and, if a Dividend Default has occurred, or if both a Dividend Default and a Charter Breach have occurred, the holders of Convertible Preferred Stock shall elect five directors at subsequent annual meetings, subject to classification as provided in the Bylaws.

  The Company has submitted to a stockholders' vote a proposed amendment to its Charter that would replace the provisions described in the two preceding paragraphs and provide instead that in the event of a Dividend Default or Charter Breach, the Board of Directors would be reduced or expanded to nine members, as the case may be, three of which would be elected by holders of shares of Convertible Preferred Stock, and six of which would be elected by the holders of shares of Common Stock. As of the date of this Prospectus, the Company has not received sufficient votes from the stockholders to approve this amendment.

 Senior Securities; Amendments; Other Matters

  The approval of holders of two-thirds of the outstanding shares of Convertible Preferred Stock, voting as a class, is required to (i) increase the number of authorized shares of Convertible Preferred Stock or issue any shares of Convertible Preferred Stock other than to existing holders of Convertible Preferred Stock, (ii) increase the authorized number of shares of or create, reclassify or issue any class of stock ranking prior to or on a parity with the Convertible Preferred Stock either as to dividends or upon liquidation, (iii) amend, alter or repeal any of the provisions of the Charter so as to impair the rights and privileges of the Convertible Preferred Stock,
(iv) amend, alter or repeal certain provisions of the Bylaws in a manner which would adversely affect the rights of the holders of the Convertible Preferred Stock, (v) authorize any reclassification of the Convertible Preferred Stock,
(vi) except pursuant to a conversion of the Convertible Preferred Stock, require the exchange of Convertible Preferred Stock for other securities, or
(vii) effect a voluntary liquidation, dissolution or winding up of the Company, the sale of substantially all of the assets of the Company, the merger or consolidation or major recapitalization of the Company or the Operating Partnership.

  In addition, the approval of holders of a majority of the outstanding shares of Convertible Preferred Stock, voting as a class, is required for the Company to take any of the following actions: (i) the sale, transfer or assignment of beneficial interests in or voting rights with respect to assets of the Company or the Operating Partnership in excess of $45,000,000 within any 90-day period or $125,000,000 within any 360-day period; (ii) the Company's termination of its status as a REIT; (iii) any alteration in the Company's or the Operating Partnership's business such that (A) less than 65% of the Company's or the Operating Partnership's assets are located in the States of California, Oregon and Washington, (B) less than 80% of the Company's or the Operating Partnership's assets are located west of the Mississippi River or (C) less than 80% of the Company's or the Operating Partnership's assets are classified as multi-family residential properties; or (iv) any change in control of the Company or the Operating Partnership.

 Conversion Rights

  The Convertible Preferred Stock is subject to both conversion at the option of the holder thereof and mandatory conversion required by the Company, subject to the terms and conditions described below.

  Optional Conversion. Commencing on June 20, 1997, and then at the beginning of each of the next three three-month periods thereafter, 25% of the authorized shares of Convertible Preferred Stock will be eligible for conversion at the option of the holder thereof. Each share of Convertible Preferred Stock subject to conversion shall be generally convertible into a number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100 of a share) equal to Stated Value plus the amount, if any, of accrued dividends as of the effective date of the conversion, divided by the Conversion Price (as defined below) then in effect. Notwithstanding the foregoing, in the case of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, shares of Convertible Preferred Stock shall, at the option of the holder thereof, immediately become convertible into Common Stock.

  Mandatory Conversion. If after June 20, 2001, the closing price of the Common Stock on each of at least 20 trading days (including the trading day immediately before the notice of mandatory conversion is delivered by the Company) out of the preceding period of 30 consecutive trading days immediately prior to the notice of mandatory conversion shall be greater than the Conversion Price in effect on each of such 20 trading days, the Company shall, subject to the holders' redemption rights (see "--Redemption at Holder's Option After Notice of Mandatory Conversion"), have the right, to convert all, but not less than all, of the outstanding shares of Convertible Preferred Stock into a number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100 of a share) equal to Stated Value plus the amount, if any, of accrued dividends as of the effective date of the conversion, divided by the Conversion Price then in effect.

  Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of shares of Convertible Preferred Stock. Any fractional interest in a share of Common Stock resulting from conversion of shares of Convertible Preferred Stock will be paid in cash (computed to the nearest cent) based on the current market price of the Common Stock on the trading day next preceding the day of conversion.

  Conversion Price. The "Conversion Price" per share of Convertible Preferred Stock will initially be $21.875, and will be equitably adjusted so as to preserve the ownership interests of the holders of the Convertible Preferred Stock if the Company (i) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock, (ii) subdivides its outstanding Common Stock into a greater number of shares, or (iii) combines its outstanding Common Stock into a smaller number of shares, (iv) issues rights or warrants to the holders of its Common Stock as a class entitling them to purchase Common Stock at a price per share less than the then Conversion Price, (v) distributes to the holders of its Common Stock as a class any shares of stock of the Company (other than Common Stock) or evidences of indebtedness or assets (other than cash dividends or distributions) or rights or warrants (other than those referred to in the previous clause) to purchase any of its securities, (vi) subject to certain exceptions, issues or sells (or the Operating Partnership issues or sells) any equity or debt securities which are convertible into or exchangeable for shares of Common Stock ("Convertible Securities") or any rights, options or warrants to purchase Common Stock at a price per share which is less than the Conversion Price, or (vii) issues or sells any Common Stock (other than on conversion or exchange of Convertible Securities or exercise of rights, options or warrants to which any of the three preceding clauses applies) for a consideration per share less than the Conversion Price.

  The Company will seek to list the shares of Common Stock required to be delivered upon conversion of the Convertible Preferred Stock on each national securities exchange, if any, on which the outstanding shares of Common Stock are listed at the time of delivery of the Common Stock. The Company will pay any documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of Convertible Preferred Stock.

 Redemption at Holder's Option After Notice of Mandatory Conversion

  In the event that the Company exercises its right to require a mandatory conversion of Convertible Preferred Stock (but in no other circumstances), each holder of Convertible Preferred Stock will have the right to require the Company to redeem any or all the shares of Convertible Preferred Stock owned of record by the holder, at a redemption price per share (the "Redemption Price") equal to the applicable Redemption Percentage as defined below, multiplied by the sum of (i) Stated Value plus (ii) the sum of all accrued dividends with regard to the Convertible Preferred Stock through the date of redemption. As used herein, the "Redemption Percentage" means a percentage beginning at 105% and decreasing annually by 1% to a floor of 100%.

  At such time as there are 40,000 shares or fewer of Convertible Preferred Stock outstanding, the Company may at its option purchase all of the outstanding shares of the Convertible Preferred Stock from the holders thereof at a price equal to the greater of (a) 110% of the sum of the Stated Value of such shares (together with all accrued dividends thereon) and (b) the fair market value of such shares, which shall be equal to the fair market value of the Common Stock, as of such date, issuable upon conversion of such shares, together with all accrued dividends thereon.

 Right of Tiger/Westbrook to Participate in Offerings

  Pursuant to the terms of the Stock Purchase Agreement, Tiger/Westbrook has, for so long as the Convertible Preferred Stock is outstanding, the preemptive right to purchase a pro rata share on an as converted basis as of the date of the Company Notice (as defined herein) of any stock (or options, warrants or rights to purchase such stock or securities convertible into such stock) (collectively, "Eligible Securities"), for the price and upon the terms specified by the Company in its notice to Tiger/Westbrook (the "Company Notice") of a Company issuance of Eligible Securities, which price cannot be greater than that offered to third parties. If Tiger/Westbrook fails to timely exercise in full its preemptive rights, then the Company may sell the unsold Eligible Securities at any time within 180 days (60 days in the case of a public offering) thereafter at a price and upon terms no more favorable to the purchasers thereof than specified to Tiger/Westbrook. Tiger/Westbrook's preemptive rights do not apply to any Eligible Securities, among other things,
(i) issuable in connection with stock splits, stock dividends or recapitalizations as to the effects of which other adjustments are provided for, or (ii) issuable to employees and prospective employees pursuant to any plan or pattern of employee equity participation or issuable in connection with the Company's dividend reinvestment plan. In addition, the Stock Purchase Agreement provides Tiger/Westbrook with preemptive rights to purchase a pro rata share of the Company's equity offerings.

 Registration Rights

  The outstanding shares of Convertible Preferred Stock, together with any shares of Common Stock to which such shares of Convertible Preferred Stock may be converted, are not registered under the Securities Act or the securities laws of any state. Accordingly, such Convertible Preferred Stock or Common Stock may be sold only in one or more transactions registered under the Securities Act and, where applicable, state securities laws or as to which an exemption from registration requirements of the Securities Act and, where applicable, state securities laws is available. Pursuant to the Registration Rights Agreement, Tiger/Westbrook may request the Company to register (at the Company's expense) the then outstanding Convertible Preferred Stock and other Registrable Securities (as defined herein), under the terms and conditions described below. "Registrable Securities" means, subject to certain exceptions, (i) the Convertible Preferred Stock, (ii) all Common Stock issuable or issued upon conversion of the Convertible Preferred Stock, and
(iii) any Common Stock of the Company issued as a dividend or distribution or issuable upon the conversion or exercise of any warrant, right or other security which is issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, such Convertible Preferred Stock or Common Stock.

  After the completion of Tiger/Westbrook's purchases of Convertible Preferred Stock, pursuant to the Stock Purchase Agreement, with respect to the Convertible Preferred Stock, and after February 20, 1997, with respect to Common Stock which are Registrable Securities, at Tiger/Westbrook's request, the Company will use its best efforts to cause all outstanding Convertible Preferred Stock or all or a portion of such Common Stock to be registered under the Securities Act (including, under certain circumstances pursuant to an offering on a continuous or delayed basis in the future (a "Shelf Registration")), subject to certain limitations, including, without limitation, as to the value of the shares included in the registration (generally, a minimum of $7,000,000 or, in the case of a Shelf Registration, all of the applicable Registrable Securities outstanding), size of the registration (the registration must be for all of the outstanding Convertible Preferred Stock or at least 25% of Tiger/Westbrook's Common Stock), and timing (the Company is not required to make more than one registration per year). With respect to a Shelf Registration, the Company shall use its best efforts to keep the Shelf Registration continuously effective for up to two years. Subject to certain limitations, if, on or after June 20, 1997, the Company registers (or decides to issue under its current Shelf Registration) any Common Stock, at the request of Tiger/Westbrook, the Company will use its best efforts to register all (or any portion) of the shares of Common Stock (but not Convertible Preferred Stock) as specified by Tiger/Westbrook. Tiger/Westbrook's registration rights are assignable to any transferee of the Convertible Preferred Stock or Common Stock owned by Tiger/Westbrook, provided, only Tiger/Westbrook may request registration pursuant to the Registration Rights Agreement.

 Stockholder Approval and Amendment to Charter

  At the September 27, 1996 special meeting of the stockholders, the stockholders approved the sale of up to $40.0 million of Convertible Preferred Stock to Tiger/Westbrook and certain amendments to the Charter relating to the ownership limit provisions described in the section entitled "Description of Common Stock--Restrictions on Transfer" in order to facilitate the Convertible Preferred Stock sale. See "--Election of Directors." As of the date of this Prospectus, the Company has received insufficient votes from the stockholders to approve a proposed amendment to the Charter to cause certain modifications to the composition of the Board of Directors in the event of a Dividend Default or a Charter Breach. See "--Election of Directors." However, as of the date of this Prospectus, the Company is continuing to solicit such votes.

                       DESCRIPTION OF DEPOSITARY SHARES

GENERAL

  The Company may issue Depositary Shares, each of which will represent a fractional interest of a share of a particular class or series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of a class or series of Preferred Stock represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (the "Preferred Stock Depositary") and the holders from time to time of the depositary receipts issued by the Preferred Stock Depositary which will evidence the Depositary Shares ("Depositary Receipts"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the class or series of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

  The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to a Preferred Stock Depositary, the Company will cause such Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to the Deposit Agreement and the Depositary Receipt to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

  The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of a class or series of Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of the Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary.

  In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary, unless such Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

  No distribution will be made in respect of any Depositary Share to the extent that it represents any class or series of Preferred Stock converted into Excess Stock or otherwise converted or exchanged.

WITHDRAWAL OF STOCK

  Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted or converted into Excess Stock or otherwise), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the class or series of Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related class or series of Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

  Whenever the Company redeems shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of the Depositary Shares representing shares of such class or series of Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to such class or series of Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that will not result in the issuance of any Excess Stock.

  From and after the date fixed for redemption, all dividends in respect of the shares of a class of series of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Stock Depositary.

VOTING OF THE PREFERRED STOCK

  Upon receipt of notice of any meeting at which the holders of a class or series of Preferred Stock deposited with the Preferred Stock Depositary are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such class or series of Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for such class or series of Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will vote the amount of such class or series of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the Preferred Stock Depositary.

LIQUIDATION PREFERENCE

  In the event of the liquidation, dissolution or winding up of the Company whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

  The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of the Company, except in connection with certain exchanges in connection with the preservation of the Company's status as a REIT. See "Description of Common Stock--Restrictions on Transfer." Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to cause conversion of a class or series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of a class or series of Preferred Stock (including Excess Stock) of the Company or other shares of stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

  The form of Depositary Receipt evidencing Depositary Shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related class or series of Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

  The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series or class of Preferred Stock subject to such Deposit Agreement consents to such termination, whereupon the Preferred Stock Depositary will deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of each Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by Preferred Stock Depositary with respect to such Depositary Receipts. The Company has agreed that if the Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list each class or series of Preferred Stock issued upon surrender of the related Depositary Shares. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed, (ii) there shall have been a final distribution in respect of each class or series of Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of the Depositary Receipts evidencing the Depositary Shares representing such class or series of Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

CHARGES OF A PREFERRED STOCK DEPOSITARY

  The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

  The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

  The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Stock Depositary with respect to the related Preferred Stock.

  Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of a class or series of Preferred Stock represented by the Depositary Shares), gross negligence or willful misconduct, and the Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of a class or series of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

  In the event a Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                            DESCRIPTION OF WARRANTS

  The Company has no Warrants outstanding (other than options issued under the Company's stock option plans and the M&M Stock Option). The Company may issue Warrants for the purchase of Preferred Stock or Common Stock. Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

  The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the designation, terms and number of shares of Preferred Stock or Common Stock purchasable upon exercise of such Warrants; (5) the designation and terms of the Offered Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Offered Security; (6) the date, if any, on and after which such Warrants and the related Preferred Stock or Common Stock will be separately transferable;
(7) the price at which each share of Preferred Stock or Common Stock purchasable upon exercise of such Warrants may be purchased; (8) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any; (11) a discussion of certain federal income tax considerations; and (12) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

            CERTAIN PROVISIONS OF THE COMPANY'S CHARTER AND BYLAWS

  Certain provisions of the Company's Charter and Bylaws might discourage certain types of transactions that involve an actual or threatened change of control of the Company. The Charter provides that the Company must seek the consent of holders of two-thirds of the issued and outstanding shares of Convertible Preferred Stock before it or the Operating Partnerships may merge or consolidate with any other entity or sell all or substantially all of its assets. Also, the Charter requires that the Company must obtain the consent of holders of more than 50% of the issued and outstanding shares of Convertible Preferred Stock before it may undergo a change in control. See "Description of Preferred Stock--Convertible Preferred Stock--Senior Securities; Amendments; Other Matters." The Ownership Limit may delay or impede a transaction or a change in control of the Company that might involve a premium price for the Company's capital stock or otherwise be in the best interest of the stockholders. See "Description of Common Stock--Restrictions on Transfer." Pursuant to the Company's Charter and Bylaws, the Company's Board of Directors is divided into three classes of directors, each class serving staggered three-year terms. The staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control of the Company. The issuance of Preferred Stock by the Board of Directors may also have the effect of delaying, deferring or preventing a change in control of the Company. See "Description of Preferred Stock--General."

                       FEDERAL INCOME TAX CONSIDERATIONS

  The following summary of material federal income tax considerations is based on current law and does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, financial institutions and broker-dealers, tax exempt organizations, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. Certain Federal Income Tax Considerations relevant to holders of the Offered Securities may be provided in the applicable Prospectus Supplement relating thereto.

  EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

GENERAL

  The Company believes that since its formation it has operated, and intends to continue to operate, in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code. No assurance can be given, however, that such requirements will be met.

  The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations thereunder, and administrative and judicial interpretations thereof, all of which are subject to change which may apply retroactively. Morrison & Foerster LLP has acted as tax counsel to the Company in connection with Company's election to be taxed as a REIT.

  In the opinion of Morrison & Foerster LLP, commencing with the Company's taxable year ended December 31, 1994, the Company has been organized in conformity with the requirements for qualification as a REIT, and its method of operation has and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters. Such representations are set forth in a certificate of the Company filed with the opinion of Morrison & Foerster LLP relating to certain tax matters which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Morrison & Foerster LLP. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. See "--Failure to Qualify." An opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the Company's eligibility for taxation as a REIT.

  If the Company fails to qualify as a REIT in any year, however, it will be subject to federal income tax as if it were a domestic corporation, and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. In this event, the Company could be subject to potentially significant tax liabilities and the amount of cash available for distribution to its stockholders could be reduced.

TAXATION OF THE COMPANY

  In any year in which the Company qualifies as a REIT, in general it will not be subject to federal income tax on that portion of its net income that it distributes to stockholders. This treatment substantially eliminates the "double taxation" on income at the corporate and stockholder levels that generally results from investment in a corporation. However, the REIT will be subject to federal income tax as follows: First, the REIT will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains. Second, under certain circumstances, the REIT may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the REIT has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or
(ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the REIT has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the REIT should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a real estate investment trust because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the REIT fails the 75% or 95% test. Sixth, if the REIT should fail to distribute during each calendar year at least the sum of (i) 85% of its real estate investment trust ordinary income for such year, (ii) 95% of its real estate investment trust capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the REIT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For purposes of the excise tax, dividends declared in October, November, or December of one calendar year and paid by January 31 of the following calendar year are deemed paid January 31 of the initial calendar year. Seventh, if the REIT acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the REIT's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the REIT recognizes gain on the disposition of such asset during the 10 year period beginning on the date on which such asset was acquired by the REIT, then, to the extent of any built-in gain at the time of acquisition, such gain will be subject to tax at the highest regular corporate rate, assuming the REIT will make an election pursuant to IRS Notice 88-19.

REQUIREMENTS FOR QUALIFICATION

  The Code defines a real estate investment trust as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code) at any time during the last half of each taxable year; and (7) which meets certain other tests, described below, regarding the nature of income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) will not apply until after the first taxable year for which an election is made by the Company to be taxed as a REIT.

  In order to ensure compliance with the ownership tests described above, the Company has placed certain restrictions on the transfer of the common stock and preferred stock to prevent further concentration of stock ownership. Moreover, to evidence compliance with these requirements, the Company must maintain records which disclose the actual ownership of its outstanding common stock and preferred stock. In fulfilling its obligations to maintain records, the Company must and will demand written statements each year from the record holders of designated percentages of its common stock and preferred stock disclosing the actual owners of such common stock and preferred stock. A list of those persons failing or refusing to comply with such demand must be maintained as part of the Company's records. A stockholder failing or refusing to comply with the Company's written demand must submit with his tax returns a similar statement disclosing the actual ownership of common stock and preferred stock and certain other information. In addition, the Company's Charter provides restrictions regarding the transfer of its shares that are intended to assist the Company in continuing to satisfy the share ownership requirements. See "Description of Capital Stock--Restrictions on Transfer."

  In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests, described below. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described below.

 Asset Tests

  At the close of each quarter of the Company's taxable year, the Company must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items and government securities (as well as certain temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by the Company). Second, although the remaining 25% of the Company's assets generally may be invested without restriction, securities in this class may not exceed either (i) 5% of the value of the Company's total assets as to any one non-government issuer, or (ii) 10% of the outstanding voting securities of any one issuer. The Company's investment in the Properties through its interest in the Operating Partnership constitutes qualified assets for purposes of the 75% asset test. In addition, the Company may own 100% of "qualified real estate investment trust subsidiaries" as defined in the Code. All assets, liabilities, and items of income, deduction, and credit of such a qualified REIT subsidiary will be treated as owned and realized directly by the Company.

  The Operating Partnership owns 100% of the non-voting preferred stock of Essex Management Company, Essex Sacramento, Inc. and Essex Fidelity I Corporation and none of the voting common stock. By virtue of its partnership interest in the Operating Partnership, the Company will be deemed to own its pro rata share of the assets of the Operating Partnership, including the securities of Essex Management Company, Essex Sacramento, Inc. and Essex Fidelity I Corporation, as described above. Because the Operating Partnership will not own any of the voting securities of Essex Management Company, Essex Sacramento, Inc. and Essex Fidelity I Corporation and, in each case, the preferred stock's approval right is limited to certain fundamental corporate actions that could adversely affect the preferred stock as a class, the 10% limitation on holdings of voting securities of any one issuer will not be exceeded.

  Based upon its analysis of the total estimated value of the Essex Management Company, Essex Sacramento, Inc. and Essex Fidelity I Corporation securities to be owned by the Operating Partnership relative to the estimated value of the total assets to be owned by the Operating Partnership and the other assets of the Company, the Company believes that its pro rata share of the preferred non-voting stock of Essex Management Company, Essex Sacramento, Inc. and Essex Fidelity I Corporation to be held by the Operating Partnership represents, in each case, less than 5% of the Company's total assets and, together with any other nonqualifying assets represents less than 25% of the Company's total assets. Although the Company plans to take steps to ensure that it satisfies the 5% value tax for any quarter with respects to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Operating Partnership's overall interest in the Company.

 Gross Income Tests

  There are three separate percentage tests relating to the sources of the Company's gross income which must be satisfied for each taxable year. For purposes of these tests, where the Company invests in a partnership, the Company will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of the Company as it has in the hands of the partnership. See "--Tax Aspects of the Company's Investment in the Operating Partnerships--General."

  THE 75% TEST. At least 75% of the Company's gross income for the taxable year must be "qualifying income." Qualifying income generally includes (i) rents from real property (except as modified below); (ii) interest on obligations collateralized by mortgages on, or interests in, real property;
(iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of the Company's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property ("foreclosure property"); and (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property.

  Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% gross income test described below) if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "related party tenant"). In addition, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued generally will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person. Rent or interest will not be disqualified, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent that the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant."

  The Company, through the Operating Partnership (which will not be an independent contractor), will provide certain services with respect to the Properties and any newly acquired Properties. The Company believes that the services provided by the Operating Partnership are usually or customarily rendered in connection with the rental of space of occupancy only, and therefore that the provision of such services will not cause the rents received with respect to the Properties to fail to qualify as rents from real property for purposes of the 75% and 95% gross income tests. Essex does not intend to rent to any related party (other than with respect to the Headquarters Building), to base any rent on the income or profits of any person (other than rents that are based on a fixed percentage or percentages of receipts or sales), or to charge rents that otherwise would not qualify as rents from real property. Essex does anticipate renting a portion of its Headquarters Building to M&M, who would be considered a related party tenant. The portion of rent received by Essex from M&M, therefore, would not qualify as rents from real property for purposes of satisfying the 75% and 95% gross income test. It is not expected that the rent received from any related party (including M&M) will constitute in the aggregate more than 4% of Essex's gross income with respect to any taxable year.

  THE 95% TEST. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of the Company's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends and interest on any obligation not collateralized by an interest on real property are included for purposes of the 95% test, but not for purposes of the 75% test. For purposes of determining whether the Company complies with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property, excluding certain property held by the Company for at least four years and foreclosure property. See "--Taxation of the Company" and "--Tax Aspects of the Company's Investment in the Operating Partnership--Sale of the Properties."

  The Company believes that it and the Operating Partnership has held and managed the Properties in a manner that has given rise to rental income qualifying under the 75% and 95% gross income tests. Gains on sales of the Properties will generally qualify under the 75% and 95% gross income tests.

  Essex Management Corporation also anticipates receiving fee income in consideration of the performance of property management and other services with respect to properties not owned by Essex or the Operating Partnership; however, substantially all income derived by Essex from Essex Management Corporation will be in the form of dividends on Essex Management Corporation's preferred stock owned by the Operating Partnership. Such dividends will satisfy the 95%, but not the 75%, gross income tests (as discussed above). Essex intends to closely monitor its non-qualifying income and anticipates that non-qualifying income on its other investments and activities, including such dividend income and interest rate swap or cap income (if any), will not result in Essex's failing either the 75% or the 95% gross income tests.

  Even if the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) the Company's failure to comply was due to reasonable cause and not to willful neglect; (ii) the Company reports the nature and amount of each item of its income included in the 75% and 95% gross income tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. If these relief provisions apply, the Company will, however, still be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year.

  THE 30% TEST. The Company must derive less than 30% of its gross income for each taxable year from the sale or other disposition of (i) real property held for less than four years (other than foreclosure property and involuntary conversions), (ii) stock or securities held for less than one year, and (iii) property in a prohibited transaction. The Company does not anticipate that it will have any substantial difficulty in complying with this test.

 Annual Distribution Requirements

  The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders each year in an amount at least equal to (A) the sum of (i) 95% of the Company's REIT taxable income (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if the REIT should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the REIT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For purposes of the excise tax, dividends declared in October, November, or December of one calendar year and paid by January 31 of the following calendar year are deemed paid January 31 of the initial calendar year.

  The Company believes that it has made timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible that in the future the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing the Company's REIT taxable income on the other hand. Further, as described below, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. To avoid any problem with the 95% distribution requirement, the Company will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, will borrow funds (or cause the Operating Partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement. The Company (through the Operating Partnership) may be required to borrow funds at times when market conditions are not favorable.

  Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year as a result of an adjustment to the Company's tax return by the IRS by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

 Failure to Qualify

  If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. In such event, to the extent of the Company's current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether the Company would be entitled to such statutory relief.

TAX ASPECTS OF THE COMPANY'S INVESTMENT IN THE OPERATING PARTNERSHIP

  The following discussion summarizes certain federal income tax considerations applicable solely to the Company's investment in the Operating Partnership. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws. It should be noted that the Company has not received an opinion of counsel with respect to the disclosure in the following discussion.

 General

  The Company holds a direct ownership interest in the Operating Partnership. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes its proportionate share of the foregoing Operating Partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. See "--Taxation of the Company" and "--Requirements for Qualification--Gross Income Tests." Any resultant increase in the Company's REIT taxable income increases its distribution requirements (see "-- Requirements for Qualification--Annual Distribution Requirements"), but is not generally subject to federal income tax in the hands of the Company is distributed by the Company to its stockholders. Moreover, for purposes of the REIT asset tests (see "--Requirements for Qualification--Asset Tests"), the Company includes its proportionate share of assets held by the Operating Partnership.

 Entity Classification

  The Company's interest in the Operating Partnership involves special tax considerations, including the possibility of a challenge by the Internal Revenue Service (the "Service") of the status of the Operating Partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If the Operating Partnership were to be treated as an association, it would be taxable as a corporation. In such a situation, the Operating Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing net income. In addition, the character of the Company's assets and items of gross income would change, which would preclude the Company from satisfying the asset test and possibly the income tests (see "--Requirements for Qualification--Asset Tests" and "-- Gross Income Tests"), and in turn would prevent the Company from qualifying as a REIT. See "--Requirements for Qualification--Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year. The Operating Partnership has received an opinion from Morrison & Foerster LLP, counsel to the Company, stating that the Operating Partnership is classified and treated as a partnership for federal income tax purposes. Such legal opinion is not binding on the

IRS. If the IRS were to challenge successfully the Operating Partnership's status as a partnership for federal income tax purposes, the Company would cease to qualify as a REIT and the Company and the Operating Partnership would be subject to Federal income tax (including any alternative minimum tax) on their net income at corporate rates. The Company also believes that each of the partnerships in which the Operating Partnership owns interests would be classified and treated as a partnership for Federal income tax purposes.

 Tax Allocations with Respect to the Properties

  Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as the Properties), must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including the Properties). Consequently, the partnership agreement of the Operating Partnership requires such allocations to be made in a manner consistent with Section 704(c) of the Code.

  In general, the limited partners of the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership of the contributed assets (including the Properties). This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules under Section 704(c) do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may cause the Company to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "--Requirements for Qualification--Annual Distribution Requirements." With respect to any property purchased or to be purchased by the Operating Partnership (other than through the issuance of interests in the Operating Partnership) subsequent to the formation of the Company, such property will initially have a tax basis equal to its fair market value and the special allocation provisions described above will not apply.

 Sale of the Properties

  Generally, any gain realized by the Operating Partnership on the sale of property held by the Operating Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. The Company's share of any gain realized by the Operating Partnership on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Taxation of the Company" and "-- Requirements for Qualification--Gross Income Tests--The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the Properties, and to make such occasional sales of the Properties as are consistent with the Company's investment objectives. Based upon such investment objectives, the Company believes that in general the Properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

  As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income. Stockholders that are corporations will not be entitled to a dividends received deduction. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that the Company makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the stockholder, reducing the tax basis of a stockholder's stock by the amount of such distribution (but not below zero), with distributions in excess of the stockholders' tax basis taxable as capital gains (if the stock is held as a capital asset). In addition, any dividend declared by the Company in October, November or December of any year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

  In general, any loss upon a sale or exchange of Common Stock by a stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gains.

 Backup Withholding

  The Company must report annually to the IRS and to each domestic stockholder the amount of dividends paid to and the amount of tax withheld, if any, with respect to, each domestic stockholder. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

  Based upon a published ruling by the IRS, distributions by the Company to a stockholder that is a tax-exempt entity will not constitute "unrelated business taxable income" ("UBTI") provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

  Notwithstanding the preceding paragraph, however, a portion of the dividends paid by the Company may be treated as UBTI to certain domestic private pension trusts if the Company is treated as a "pension-held REIT." The Company believes that it is not, and does not expect to become a "pension-held REIT." If the Company were to become a pension-held REIT, these rules generally would only apply to certain pension trusts that hold more than 10% of the Company's stock.

TAXATION OF FOREIGN STOCKHOLDERS

  The following is a discussion of certain anticipated U.S. federal income and estate tax consequences of the ownership and disposition of the Company's stock applicable to Non-U.S. Holders of such stock. A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof, or (iii) an estate or trust whose income is includable in gross income for U.S. federal income tax purposes regardless of its source. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. federal income and estate taxation.

 Distributions From the Company.

  1. Ordinary Dividends. The portion of dividends received by Non-U.S. Holders payable out of the Company's earnings and profits which are not attributable to capital gains of the Company and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of stock of the Company. In cases where the dividend income from a Non-U.S. Holder's investment in stock of the Company is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation).

  2. Non-Dividend Distributions. Distributions by the Company which are not dividends out of the earnings and profits of the Company will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

  3. Capital Gain Dividends. Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), a distribution made by the Company to a Non-U.S. Holder, to the extent attributable to gains from dispositions of United States Real Property Interests ("USRPIs") such as the properties beneficially owned by the Company ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, the Company will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA, in limited circumstances, may also be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to treaty exemption.

  Disposition of Stock of the Company. Unless the Company's stock constitutes a USRPI, a sale of such stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The stock will not constitute a USRPI if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders. The Company believes that it is, and it expects to continue to be a domestically controlled REIT, and therefore that the sale of the Company's stock will not be subject to taxation under FIRPTA. Because the Company's stock will be publicly traded, however, no assurance can be given the Company will continue to be a domestically controlled REIT.

  If the Company does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the stock is "regularly traded" (as defined by applicable Treasury regulations) on an established securities market and (ii) the selling Non-U.S. Holder held 5% or less of the Company's out-standing stock at all times during a specified testing period.

  If gain on the sale of stock of the Company were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the Service.

  Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non-U.S. Holder's investment in the stock of the Company is effectively connected with a U.S. trade or business conducted by such Non-U.S. holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

  Estate Tax. Stock of the Company owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includable in the estate for U.S. federal estate tax purposes.

  Information Reporting and Backup Withholding. The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides.

  U.S. backup withholding, which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements, will generally not apply to dividends (including any capital gain dividends) paid on stock of the Company to a Non-U.S. Holder at an address outside the United States. However, the payment of the proceeds from the disposition of stock of the Company to or though a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalty of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting.

  These information reporting, backup withholding and withholding rules are under review by the United States Treasury and their application to the Company's stock could be changed by future regulations. The IRS recently issued proposed Treasury regulations concerning the withholding of tax and reporting for certain amounts paid to non-resident individuals and foreign corporations. The proposed Treasury regulations, if adopted in their present form, would be effective for payments made after December 31, 1997. Prospective investors should consult their tax advisors concerning the potential adoption of such proposed Treasury regulations and the potential effect on their ownership of the Company's stock.

OTHER TAX CONSIDERATIONS

 Essex Management Corporation

  A portion of the cash to be used by the Operating Partnership to fund distributions to partners, including Essex, is expected to come from Essex Management Corporation through dividends on the non-voting stock that will be held by the Operating Partnership. Essex Management Corporation will pay federal and state income tax at the full applicable corporate rates. Essex Management Corporation will attempt to minimize the amount of such taxes, but there can be no assurance whether or to what extent measures taken to minimize taxes will be successful. Because Essex, the Operating Partnership and Essex Management Corporations are related through stock or partnership ownership, the allocation of certain expenses and reimbursements thereof among Essex, Essex Management Corporation and the Operating Partnership could be subject to additional scrutiny by the IRS. To the extent that Essex Management Corporation is required to pay federal, state or local taxes, the cash available for distribution by Essex to stockholders will be reduced accordingly.

 Dividend Reinvestment Program

  Under the Company's dividend reinvestment program, stockholders participating in the program will be deemed to have received the gross amount of any cash distributions which would have been paid by the Company to such stockholders had they not elected to participate. These deemed distributions will be treated as actual distributions from the Company to the participating stockholders and will retain the character and tax effect applicable to distributions from the Company generally. See "Federal Income Tax Considerations--Taxation of Taxable Domestic Stockholders." Participants in the dividend reinvestment program are subject to federal income tax on the amount of the deemed distributions to the extent that such distributions represent dividends or gains, even though they receive no cash. Shares of Common Stock received under the program will have a holding period beginning with the day after purchase, and a tax basis equal to their cost (which is the gross amount of the deemed distribution).

 State and Local Taxes

  The Company and its stockholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisers regarding the effect of state and local tax laws on an investment in the Common Stock of the Company.

  It should be noted that the Company has not obtained an opinion of counsel with respect to the foregoing disclosure in subsections entitled "Taxation of Taxable Domestic Stockholders," "Taxation of Tax-Exempt Stockholders," "Taxation of Foreign Stockholders" and "Other Tax Considerations".

                             PLAN OF DISTRIBUTION

  The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents, which agents may be affiliated with the Company. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

  Sales of Offered Securities offered pursuant to any applicable Prospectus Supplement may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at prices related to the prevailing market prices at the time of sale, or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

  Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable Prospectus Supplement.

  Unless otherwise specified in the related Prospectus Supplement, each series of Offered Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the New York Stock Exchange. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. The Company may elect to list any series of Preferred Stock, Depositary Shares or Warrants on any exchange, but it is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Offered Securities.

  If so indicated in the applicable Prospectus Supplement, the Company may authorize dealers acting as the Company's agent to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

  Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for, the Company in the ordinary course of business.

                                    EXPERTS

  The consolidated financial statements and schedule of Essex Property Trust, Inc. (the "Company") as of December 31, 1995 and 1994, and for the year ended December 31, 1995 and for the period June 13, 1994 through December 31, 1994 and of Essex Partners Properties (the "Predecessor") for the period January 1, 1994 through June 12, 1994 and the year ended December 31, 1993 and the financial statements audited by KPMG Peat Marwick LLP included in Form 8-K dated August 30, 1996, as amended by Form 8-K/A dated October 17, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the Offered Securities will be passed upon for the Company by Morrison & Foerster LLP, Palo Alto, California by attorneys licensed to practice under Maryland State law. In addition, the description of the Company's qualification and taxation as a REIT under the Code contained in this Prospectus under the caption entitled "Federal Income Tax Considerations--General" is based upon the opinion of Morrison & Foerster LLP.

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-
SENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFOR-MATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                               ----------------


                               TABLE OF CONTENTS
                                  PROSPECTUS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
The Company................................................................   3
Use of Proceeds............................................................   4
Ratio of Earnings to Fixed Charges.........................................   4
Risk Factors...............................................................   4
Description of Common Stock................................................  12
Description of Preferred Stock.............................................  14
Description of Depositary Shares...........................................  21
Description of Warrants....................................................  25
Certain Provisions of the Company's Charter and Bylaws.....................  25
Federal Income Tax Considerations..........................................  25
Plan of Distribution.......................................................  36
Experts....................................................................  37
Legal Matters..............................................................  37

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                                 $102,442,500

                          ESSEX PROPERTY TRUST, INC.

                                 COMMON STOCK,
                               PREFERRED STOCK,
                             DEPOSITARY SHARES AND
                                   WARRANTS

                               ----------------

                                  PROSPECTUS

                               ----------------





                                        , 1996

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

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The expenses, other than underwriting discounts and commissions, in connection with the offering of the securities being registered are set forth below. All of such expenses are estimates, except the Securities Act registration fee.

   Securities Act Registration Fee................................. $ 20,690.00
   Printing fees...................................................   50,000.00
   Legal fees and expenses.........................................   75,000.00
   Accounting fees and expenses....................................   20,000.00
   Blue sky fees and expenses......................................   15,000.00
   Miscellaneous expenses..........................................    5,310.00
                                                                    -----------
     Total......................................................... $186,000.00
                                                                    ===========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Maryland General Corporation Law (the "MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which limits such liability to the maximum extent permitted by the MGCL.

  The Charter authorizes the Company to obligate itself to indemnify its present and former officers and directors and to pay or reimburse reasonable expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by the laws of Maryland. The Bylaws of the Company obligate it to indemnify, and advance expenses to present, former and proposed directors and officers to the maximum extent permitted by Maryland law. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as conditions to advancing expenses, to obtain (i) a written affirmation by the director or officer of his good-faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the applicable Bylaws and (ii) a written statement by him or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Bylaws of the Company also permit the Company to provide indemnification and advance or expenses to a present or former director or officer who served a predecessor of the Company in such capacity, and to any employee or agent of the Company or a predecessor of the Company. Finally, the MGCL requires a corporation (unless its charter provides otherwise, which the Company's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceedings to which he is made a party by reason of his service in that capacity.

  The Company has entered into indemnification agreements with each of the directors and executive officers of the Company to provide them with indemnification to the full extent permitted by the Charter and Bylaws of the Company.

  The Company maintains an insurance policy which provides liability coverage for directors and officers of the Company.

ITEM 16. EXHIBITS

  4.1* Form of Certificate of Articles Supplementary for additional series of Preferred Stock or for other classes or series of Essex Property Trust, Inc.'s capital stock
  4.2* Form of Warrant Agreement
  4.3* Form of Deposit Agreement
  5.1  Opinion of Morrison & Foerster LLP
  8.1  Opinion of Morrison & Foerster LLP relating to certain tax matters
 12.1 Statement on Computation of ratio of earnings to combined fixed charges and preferred stock (incorporated by reference to Exhibit 12.1 to Essex
       Property Trust, Inc.'s Quarterly Report on
       Form 10-Q for the quarter ended September 30, 1996)
 23.1  Consent of KPMG Peat Marwick LLP
 23.2  Consent of Morrison & Foerster LLP (included in Exhibits 5.1 and 8.1)
 24.1  Power of Attorney (included on page II-4)

--------
* To be filed by amendment or incorporated by reference in connection with the offering of the applicable Offered Securities.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

  provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrants' annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby further undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), such Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 14th day of November, 1996.

                                          ESSEX PROPERTY TRUST, INC.

                                          By:
                                              /s/    Keith R. Guericke
                                             __________________________________
                                                     Keith R. Guericke
                                                Chief Executive Officer and
                                                         President

  We, the undersigned officers and directors of Essex Property Trust, Inc. do hereby constitute and appoint George M. Marcus, Keith R. Guericke and Michael
J. Schall, and each of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

        /s/ George M. Marcus         Chairman of the Board of      November 14, 1996
  __________________________________  Director
          George M. Marcus

     /s/ William A. Millichap        Director                      November 14, 1996
____________________________________
        William A. Millichap

       /s/ Keith R. Guericke         Chief Executive Officer and   November 14, 1996
____________________________________  President (Principal
         Keith R. Guericke            Executive Officer)

       /s/ Michael J. Schall         Director, Executive Vice      November 14, 1996
____________________________________  President and Chief
         Michael J. Schall            Financial Officer
                                      (Principal Financial
                                      Officer)

         /s/ Mark J. Mikl            Controller (Principal         November 14, 1996
____________________________________  Accounting Officer)
            Mark J. Mikl

        /s/ David W. Brady           Director                      November 14, 1996
____________________________________
           David W. Brady

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

       /s/ Robert E. Larson                    Director            November 14, 1996
____________________________________
          Robert E. Larson

        /s/ Gary P. Martin                     Director            November 14, 1996
____________________________________
           Gary P. Martin

     /s/ Issie N. Rabinovitch                  Director            November 14, 1996
____________________________________
        Issie N. Rabinovitch

      /s/ Thomas E. Randlett                   Director            November 14, 1996
____________________________________
         Thomas E. Randlett

     /s/ Willard H. Smith, Jr.                 Director            November 14, 1996
____________________________________
       Willard H. Smith, Jr.

      /s/ Gregory J. Hartman                   Director            November 14, 1996
____________________________________
         Gregory J. Hartman

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   4.1*  Form of Certificate of Articles Supplementary for additional series of
         Preferred Stock or for other classes or series of Essex Property
         Trust, Inc.'s capital stock
   4.2*  Form of Warrant Agreement
   4.3*  Form of Deposit Agreement
   5.1   Opinion of Morrison & Foerster LLP
   8.1   Opinion of Morrison & Foerster LLP relating to certain tax matters
  12.1   Statement on Computation of ratio of earnings to combined fixed charges and preferred stock (incorporated by reference to Exhibit 12.1 to Essex Property Trust, Inc.'s Quarterly Report on Form 10-Q for the
         quarter ended September 30, 1996)
  23.1   Consent of KPMG Peat Marwick LLP
  23.2   Consent of Morrison & Foerster LLP (included in Exhibits 5.1 and 8.1)
  24.1   Power of Attorney (included on page II-4)

--------
(*) To be filed by amendment or incorporated by reference in connection with the offering of the applicable Offered Securities.